Exhibit 99.1

FirstEnergy Corp.	For Release: January 5, 2021
76 South Main Street
Akron, Ohio 44308
www.firstenergycorp.com

News Media Contact:	Investor Contact:
Jennifer Young	Irene Prezelj
(216) 337-8789	(330) 384-3859

FirstEnergy Names Hyun Park Senior Vice President & Chief Legal Officer
Brings extensive legal expertise and utility industry experience to FirstEnergy

Akron, Ohio – FirstEnergy Corp. (NYSE: FE) today announced that Hyun Park has been appointed senior vice president & chief legal officer, effective January 11, 2021. In this role, he will lead FirstEnergy’s Legal, Risk & Internal Audit departments and oversee the company’s ethics and compliance program.

Park has extensive legal and energy sector expertise having served as general counsel of two publicly held utility companies and an independent power producer, as well as serving as a partner at a leading international law firm. His experience includes more than a decade as general counsel of PG&E Corporation, where he was responsible for all legal affairs, including corporate governance, SEC disclosure, litigation, transactions, and regulatory matters.

“Hyun’s significant experience in managing complex legal issues and addressing corporate challenges makes him the ideal leader for this role,” said Donald T. Misheff, non-executive chairman. “The Board looks forward to working with him and the rest of the management team as we continue to rebuild trust with our stakeholders, strengthen the company’s corporate governance, and position FirstEnergy for the future.”

“Hyun will bring his deep legal acumen and understanding of our industry to bear in supporting the efforts underway to evaluate and advance our ethics and compliance program,” said Steven E. Strah, acting chief executive officer and president. “This work is intended to ensure FirstEnergy has the right processes and culture in place as we continue to successfully execute our strategy and deliver value for all our stakeholders.”

“I’m pleased to join FirstEnergy at this time of change and share the company’s commitment to fostering trust and transparency at all levels,” Park said. “I look forward to working with the FirstEnergy team to accomplish this goal while furthering the company’s mission for the benefit of customers, communities, employees, and shareholders.”

Before joining FirstEnergy, Park was partner and general counsel of LimNexus LLP, where he advised clients on a wide variety of complex matters, including crisis management, litigation and corporate transactions. Prior to joining LimNexus in October 2019, he was Of Counsel at Latham & Watkins LLP.

From 2006 to 2017, Park served as senior vice president and general counsel for PG&E Corporation and its businesses, including its principal subsidiary, Pacific Gas and Electric Company. Prior to joining PG&E Corporation, he was vice president, general counsel and secretary of Allegheny Energy, Inc. and previously served as senior vice president, general counsel and secretary of Sithe Energies, Inc. He began his career at Latham & Watkins and became an equity partner there.

Park received his J.D. from Harvard Law School. In addition, he holds a graduate degree in economics from Oxford University and a bachelor's degree in economics from Columbia University. He is a member of the State Bar of California and serves on the Board of Directors of the San Francisco Marin Food Bank.

FirstEnergy is dedicated to safety, reliability and operational excellence. Its 10 electric distribution companies form one of the nation's largest investor-owned electric systems, serving customers in Ohio, Pennsylvania, New Jersey, West Virginia, Maryland and New York. The company's transmission subsidiaries operate approximately 24,500 miles of transmission lines that connect the Midwest and Mid-Atlantic regions. Follow FirstEnergy on Twitter @FirstEnergyCorp or online at www.firstenergycorp.com.

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